Exhibit 99.3

November 14, 2018

Dear KBS Strategic Opportunity REIT Stockholder:

You are receiving this letter and the enclosed Questions and Answers (“Q&A”) and Election Form in connection with the special dividend declared by the Board of Directors of KBS Strategic Opportunity REIT, Inc. (the “Company”) on November 12, 2018, of $2.95 per share of common stock, par value $0.01 per share, of the Company. The special dividend is payable to the Company’s stockholders as of the close of business on November 12, 2018 (the “Record Date”). The special dividend is payable in the form of either (1) cash or (2) shares of the Company’s common stock, at the election of Company stockholders; provided that the aggregate amount of cash to be distributed by the Company will be limited to a maximum of 20% of the total special dividend (the “Maximum Cash Distribution”), with the remainder to be paid in shares of the Company’s common stock.

Specifically, if the total number of shares for which cash elections are made by Company stockholders (including Default Elections (defined below)) are in excess of the Maximum Cash Distribution, the payment of cash will be made on a pro rata basis to those stockholders, such that the aggregate amount paid in cash by the Company equals the Maximum Cash Distribution, and the remaining portion of the special dividend will be paid to these stockholders in the form of Company common stock. Because the aggregate amount of cash to be distributed by the Company is 20% of the total special dividend, the likely result of a cash election is the receipt of 20% cash and 80% shares of common stock, unless a significant number of stockholders elect to receive the special dividend as 100% stock. In no event will any stockholder electing cash receive less than 20% of the stockholder’s special dividend in cash.

If you elect to receive 100% of your special dividend in the form of the Company’s common stock, you will only receive shares of Company common stock.

If you do not make a timely and proper election, your special dividend election will be set to the default election of cash (the “Default Election”) as set by the Company, subject to the Maximum Cash Distribution not having been exceeded. Because the aggregate amount of cash to be distributed by the Company is 20% of the total special dividend, the likely result of the default election is the receipt of 20% cash and 80% shares of common stock, unless a significant number of stockholders elect to receive the special dividend as 100% stock.

The payment of the special dividend will be made in December 2018. The special dividend payment, including both cash and stock portions, is expected to generally be taxed as a capital gain distribution to stockholders. The tax due on such dividend may exceed the amount of cash, if any, distributed to you as part of the special dividend. Stockholders are advised to consult their tax advisors regarding the tax consequences of the special dividend in light of his or her particular investment or tax circumstances.

The aggregate amount of cash paid by the Company pursuant to the special dividend and the actual number of shares of common stock issued pursuant to the special dividend will depend upon the number of stockholders electing cash or stock and whether the Maximum Cash Distribution is met. The number of shares issued will be calculated based upon the estimated value per share of the Company’s common stock determined within two weeks of payment (which the Company expects will be unchanged from that determined by the Board of Directors on November 12, 2018).

You are receiving these materials because you owned shares of common stock of the Company as of the Record Date. This letter, together with the enclosed Q&A, discusses the material elements of the special dividend, including your right to elect to receive your special dividend in the form of cash or stock (subject to the limitations discussed herein, in the Q&A and in the Election Form). Before making your election, you should carefully consider the information herein, as well as the enclosed Q&A. Additionally, you are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, filed with the SEC on November 9, 2018 and the Form 8-K disclosing the November 12, 2018 estimated value per share and the declaration of the special dividend, filed with the SEC on November 14, 2018.

In order to make your election, please complete the enclosed Election Form or elect by telephone in accordance with the enclosed instructions. The Election Deadline is midnight, Central Time on December 7, 2018. If you do not make an election or if you make an ineffective election for any shares of Company stock held by you, your special dividend election will be set to the Default Election.

You are encouraged to read carefully the enclosed documents, including the Q&A and the Election Form. If after reading these documents, you are uncertain about what to do, you are encouraged to consult with a financial professional to help you make your final decision. In addition, if you have questions about the Election Form or if you need additional copies, please call (800) 605-1324 (from 8am to 6pm ET, Mon-Fri).

On behalf of KBS Strategic Opportunity REIT, Inc.:
/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel

QUESTIONS AND ANSWERS

The following are common questions and answers related to the Special Dividend declared by KBS Strategic Opportunity REIT, Inc.’s (the “Company” or “we” or “us”) Board of Directors.

Why is the Special Dividend being made and when will the Special Dividend be paid?

The Special Dividend is being made primarily in connection with a deemed sale of land to a taxable REIT subsidiary, which we expect to trigger a significant amount of capital gain in 2018.

In order to ensure that the Company maintains its status as a real estate investment trust (“REIT”), the Company must distribute at least 90% of its “real estate investment trust taxable income” each year as well as distribute all of its “real estate investment trust taxable income” and “net capital gain” in order to avoid corporate level tax.

The payment of the Special Dividend will be made in December 2018. The Special Dividend payment, including both cash and stock portions, is expected to generally be taxed as a capital gain distribution to stockholders. The tax due on such dividend may exceed the amount of cash, if any, distributed to you as part of the Special Dividend. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Special Dividend in light of his or her particular investment or tax circumstances.

Who is entitled to a Special Dividend?

Owners of shares of Company common stock as of the close of business on November 12, 2018 (the “Record Date”) are entitled to receive the Special Dividend.

What election am I being asked to make?

You are being asked to elect to receive your Special Dividend in the form of either: (1) cash or (2) shares of common stock; provided that the aggregate amount of cash to be distributed by the Company will be limited to a maximum of 20% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder to be paid in shares of the Company’s common stock.

What happens if I do not submit the Election Form or elect by telephone by the deadline or I do not fill out the Election Form or other required paperwork properly?

If you do not make a timely and proper election, your Special Dividend election will be set to the default election of cash (the “Default Election”) as set by the Company, subject to the Maximum Cash Distribution not having been exceeded. Because the aggregate amount of cash to be distributed by the Company is 20% of the total Special Dividend, the likely result of the Default Election is the receipt of 20% cash and 80% shares of common stock, unless a significant number of stockholders elect to receive the Special Dividend as 100% stock.

What happens if Company stockholders elect to receive a total amount of cash in excess of the Maximum Cash Distribution?

If you elect cash: If the total number of shares for which cash elections are made by Company stockholders (including Default Elections) are in excess of the Maximum Cash Distribution, the payment of cash will be made on a pro rata basis to those stockholders, such that the aggregate amount paid in cash by the Company equals the Maximum Cash Distribution, and the remaining portion of the Special Dividend will be paid to these stockholders in the form of Company common stock.

Because the aggregate amount of cash to be distributed by the Company is 20% of the total Special Dividend, the likely result of a cash election is the receipt of 20% cash and 80% shares of common stock, unless a significant number of stockholders elect to receive the Special Dividend as 100% stock. In no event will any stockholder electing cash receive less than 20% of the stockholder’s Special Dividend in cash.

If you elect shares: If you elect to receive 100% of your Special Dividend in the form of the Company’s common stock, you will only receive shares of Company common stock.

If you fail to make a timely election or if you do not properly follow the instructions for making an effective election: If you do not make a timely and proper election, your Special Dividend election will be set to the Default Election (defined above).

Is there a limit on the number of shares I can receive in the Special Dividend?

Yes. If you are subject to withholding taxes in excess of the cash otherwise distributable to you, your Special Dividend will be adjusted to ensure the applicable withholding tax will be paid.

Who will calculate the number of shares to be distributed in the Special Dividend?

The Election and Disbursing Agent, DST Systems, Inc., will calculate the number of shares to be distributed in the Special Dividend.

How do I make an election with respect to the Special Dividend?

You should refer to the Election Form for a complete set of instructions.

When completed, sign and date the Election Form indicating how you elect to receive your Special Dividend and submit it to the Election and Disbursing Agent (via mail, overnight delivery, fax or email), or you can make an election by telephone. By signing the Election Form or electing by telephone, you confirm that you have complied with all the requirements as stated in the instructions.

What is the deadline for completing the Election Form and submitting it to the Election and Disbursing Agent or making an election by telephone?

An election by telephone or a properly completed and signed Election Form must be returned to the Election and Disbursing Agent by the Election Deadline. The Election Deadline is midnight, Central Time, on December 7, 2018.

Am I guaranteed to receive the form of Special Dividend I ask for?

No. See “What happens if Company stockholders elect to receive a total amount of cash in excess of the Maximum Cash Distribution?” and “Is there a limit on the number of shares I can receive in the Special Dividend?” above.

Can I change my election?

Yes. You may change your election by making a new election by telephone or by delivering a new, properly completed Election Form (via mail, overnight delivery, fax or email) bearing a later date than your previously submitted Election Form to the Election and Disbursing Agent by the Election Deadline.

How and where should I send my Election Form or how do I make an election by telephone?

You are responsible for delivering your Election Form to the Election and Disbursing Agent. The method of delivery is at your option and risk. Delivery will be deemed effective only when received. The Company has provided the following options for you to make your election. Please be sure to allow ample time for delivery for regular mail. If you have any questions regarding the procedure for submitting your Election Form, please call (800) 605-1324 (from 8am to 6pm ET, Mon-Fri).

1.	The Election Form may be mailed to the Election and Disbursing Agent:

By Mail: KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. PO Box 219453 Kansas City, MO 64121-9453	By Courier: KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street, Suite 219453 Kansas City, MO 64105-1407

2.	The Election Form may be faxed to the Election and Disbursing Agent:

By Fax: (816) 374-7427

3.	Stockholders may use the telephone to transmit election instructions to the Election and Disbursing Agent:

By Telephone: (800) 605-1324 (from 8am to 6pm ET, Mon-Fri)

4.	The Election Form may be emailed to the Election and Disbursing Agent:

By Email: kbsreitelection@dstsystems.com

What if I have separate accounts?

You will receive and must complete a separate Election Form for each account that you have.

What if my shares are held through a custodial account?

Special Dividend elections by custodial held accounts require the custodian’s approval as well as that of the beneficial owner.

Will I receive a physical certificate for any shares of Company common stock issued to me in the Special Dividend?

No. All shares of Company common stock that are issued in the Special Dividend will be issued to stockholders without certificates.

How will any cash due to me in the Special Dividend be delivered to me?

If any cash is due to you, you will receive cash in accordance with your cash distribution payment instructions on file with the Company’s transfer agent (which will be your address of record if you are a participant in the dividend reinvestment plan). Notwithstanding the foregoing, for custodial held accounts, cash distributions will be paid directly to the custodian.

Could my election affect my percentage ownership of the Company?

If you elect to receive the Special Dividend in cash, your relative percentage ownership in the Company’s outstanding common stock will decrease compared to stockholders who elect to receive the Special Dividend in shares of common stock. Conversely, if you elect to receive the Special Dividend in stock, your relative percentage ownership in the Company’s outstanding common stock will increase compared to stockholders who elect to receive the Special Dividend in cash. As a result, the Company cannot determine the extent to which a stockholder’s percentage ownership may change in connection with its election.

Will the Company’s Dividend Reinvestment Plan apply to the Special Dividend?

No. Our Board of Directors has designated the Special Dividend as ineligible for reinvestment through our Dividend Reinvestment Plan. Consequently, if you seek to receive shares of Company common stock in connection with the Special Dividend, you must make an election to receive shares of Company common stock even if you are a participant in the Company’s Dividend Reinvestment Plan.

Unless you change your current Dividend Reinvestment Plan election by completing and submitting an Account Update Form, future distributions will be paid pursuant to your current Dividend Reinvestment Plan election.

What is the impact of the Special Dividend on the regular quarterly dividend to be paid for the fourth quarter of 2018?

The Special Dividend is the only distribution the Company expects to declare in the fourth quarter of 2018.

What are the material U.S. federal income tax consequences of the Special Dividend?

A stockholder receiving the Special Dividend will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash without regard to the Maximum Cash Distribution. The Special Dividend will for federal income tax purposes be made in 2018. A stockholder that receives any shares of common stock pursuant to the Special Dividend will generally have a tax basis in such stock equal to the amount such stockholder is treated as having received in the Special Dividend minus the amount of cash actually received. The holding period in such common stock will begin on the day following the payment date of the Special Dividend.

The amount distributed to a stockholder will be treated as a dividend for U.S. federal income tax purposes to the extent such amount is paid out of our available earnings and profits (“E&P”). It is expected that the Special Dividend will generally be taxed as a capital gain dividend. The tax due on such dividend may exceed the amount of cash, if any, distributed to you as part of the Special Dividend. To the extent the distribution to a stockholder exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a stockholder to the extent that it does not exceed the adjusted basis of the stockholder’s stock in respect of which the distribution was made, but rather, will reduce the adjusted basis of that stock. To the extent that such excess distribution exceeds the adjusted basis of a stockholder’s stock, that excess is treated as capital gain income. The particular U.S. federal income tax treatment of dividends, returns of capital and capital gain income are described in further detail below.

The U.S. federal income tax consequences of the Special Dividend vary depending on whether you are a U.S. Holder or a non-U.S. Holder. Note that this discussion does not describe the tax consequences for all stockholders (including, for example, tax-exempt entities), nor does it address state, local or non-U.S. tax consequences. A U.S. Holder is, unless otherwise provided by an applicable tax treaty, a beneficial owner of our stock that is: (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United

States or meets the substantial presence residency test under the U.S. federal income tax laws; (ii) an entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust. Conversely, a non-U.S. Holder is a beneficial owner of our stock that is not a U.S. Holder. If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any entity or other arrangement treated as a partnership for federal income tax purposes that is a beneficial owner of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the U.S. federal income tax consequences of the Special Dividend.

U.S. Holders. For noncorporate U.S. Holders, to the extent that their total adjusted income does not exceed certain specified thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. Holders whose total adjusted income exceeds the applicable thresholds, the maximum U.S. federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are generally not subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our shares of common shares generally are not eligible for such preferential tax rates. As a result, our ordinary dividends will generally be taxed at the higher federal income tax rates applicable to ordinary income. As the Special Dividend is expected to generally be designated as a capital gain dividend, it is expected to generally be eligible for the preferential tax rates. To summarize, for our 2018 taxable year (including the Special Dividend), the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(i)	long-term capital gains, if any, recognized on the disposition of our shares of common stock;

(ii)
our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(iii)	our distributions attributable to dividend income received by us from C corporations such as taxable REIT subsidiaries; and

(iv)	our distributions to the extent attributable to income upon which we have paid federal corporate income, net of the corporate taxes thereon.

Distributions in excess of available E&P will not be taxable to a U.S. Holder to the extent that they do not exceed the U.S. Holder’s adjusted tax basis in the U.S. Holder’s stock, but will reduce the U.S. Holder’s basis in its stock. To the extent that these excess distributions exceed a U.S. Holder’s adjusted basis in our stock, they will be included in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less.

For some U.S. Holders, the Special Dividend may be an “extraordinary dividend”. An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date. Some noncorporate U.S. Holders that receive an extraordinary dividend from us that is treated as a “qualified dividend” and later sell their underlying stock at a loss will recognize long-term capital loss, regardless of their holding periods in their stock, to the extent of the extraordinary dividend.

If a stockholder receives from us a distribution designated as long-term capital gain dividends with respect to shares held for 6 months or less, any loss on the sale or exchange of such shares shall, to the extent of such long-term capital gain dividends, be treated as a long-term capital loss.

The Special Dividend will not be eligible for the dividends-received deduction available to U.S. Holders that are domestic corporations.

U.S. Holders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (which shall be calculated by including the Special Dividend), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Unless the applicable withholding agent has received from a U.S. Holder a properly executed IRS Form W-9 or a substantially similar form, 24% of the Special Dividend may be required to be withheld and remitted to the U.S. Internal Revenue Service (the “IRS”). To the extent that the cash portion of the Special Dividend to be received by a U.S. Holder is insufficient to satisfy any required backup withholding, the applicable withholding agent and the Company will collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the shares of common stock that the U.S. Holder would otherwise receive, and the U.S. Holder may bear certain costs for this withholding procedure.

Foreign account withholding at a rate of 30% may apply to a U.S. Holder that holds our shares of common stock through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. U.S. Holders that hold our shares of common stock through a non-United States intermediary are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

Non-U.S. Holders. The rules governing the U.S. federal income taxation of non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules. For example, the following discussion does not address U.S. citizens or residents who have expatriated, non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and have a “tax home” in the United States, and other special classes of non-U.S. Holders. If you are a non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the U.S. federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of shares of common stock and the payment of the Special Dividend.

In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of common stock. In cases where the dividend income from a non-U.S. Holder’s investment in our shares of common stock is a capital gain dividend (as expected with the Special Dividend), or as described below, is deemed to be effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates in the same manner as U.S. Holders are taxed with respect to such dividends, and a corporate non-U.S. Holder may also be subject to the 30% branch profits tax. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder. A 21% withholding rate will generally apply to any capital gain dividend.

The portion of the Special Dividend received by non-U.S. Holders and paid out of our available E&P which is not a capital gain dividend and which is not effectively connected with a U.S. trade or business of the non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, or lower if reduced by an applicable income tax treaty. If a non-U.S. Holder receives shares of common stock as part of the Special Dividend and the cash portion of the distribution is not sufficient to cover the withholding liability, the applicable withholding agent and the Company will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the shares of common stock that the non-U.S. Holder would otherwise receive, and the non-U.S. Holder may bear certain costs for this withholding procedure. To the extent the Special Dividend exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a non-U.S. Holder to the extent that it does not exceed the adjusted basis of the non-U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares. To the extent that distributions in excess of our available E&P exceed the non-U.S. Holder’s adjusted basis in our stock, the distributions will give rise to tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of that stock, as discussed below.

If withholding is applied to any portion of the Special Dividend that represents a return of capital, rather than a dividend out of our available E&P, the non-U.S. Holder must nevertheless reduce its tax basis in its shares of stock in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.
If our shares of common stock do not constitute United States real property interests under sections 897 and 1445 of the Internal Revenue Code of 1986, as amended (“USRPIs”), as described below, then distributions by us in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares generally will not be subject to United States federal income taxation to non-U.S. Holders, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on such amounts. Our shares of common stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding shares was directly or indirectly held by foreign persons. While we believe we are and have been a domestically controlled REIT, we can provide no assurance that we are or will remain a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. Holder’s portion of the Special Dividend in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares will generally be subject to United States federal income taxation as a sale of a USRPI (certain narrow classes of non-U.S. investors such as qualified foreign pension funds are generally excluded from the application of these rules). If distributions in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares are subject to United States federal income taxation, the non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to its gain and will be required to file a United States federal income tax return reporting that gain; in addition, a corporate non-U.S. Holder might owe branch profits tax.

Foreign account withholding at a rate of 30% may apply to a non-U.S. Holder that holds our shares of common stock through a non-United States intermediary that does not comply with specified information reporting, certification and other requirements. Non-U.S. Holders are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPECIAL DIVIDEND IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

What if I lose my Election Form or need an additional one?

You should call (800) 605-1324 (from 8am to 6pm ET, Mon-Fri) to request a duplicate Election Form. Keep in mind that the Election and Disbursing Agent must receive any Election Form changes by the Election Deadline.